                      SECURITIES AND EXCHANGE COMMISSION
                             Washington D.C. 20549



                                  FORM 8-K/A

                                CURRENT REPORT

                    Pursuant to Section 13 or 15 (d) of the
                        Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): June 28, 1999

                       Commission File Number 333-24699



                     COLLINS & AIKMAN FLOORCOVERINGS, INC.
            (Exact name of registrant as specified in its charter)



          Delaware                                                   58-2151061
(State or other jurisdiction                        IRS Employer Identification
of incorporation or organization)                   No.)


311 Smith Industrial Boulevard, Dalton, Georgia                           30721
   (Address of principal executive offices)                          (Zip Code)



      Registrant's telephone number, including area code:   (706) 259-9711

                     COLLINS & AIKMAN FLOORCOVERINGS, INC.
                         Amendment No.1 on Form 8-K/A
                                       to
                           Current Report on Form 8-K


                                  Introduction

     This Amendment No. 1 on Form 8-K/A ("Amendment") is being filed by Collins & Aikman Floorcoverings, Inc. (the "Registrant") to amend Item 7 of the Company's Current Report on Form 8-K dated June 28, 1999 (the "Initial Report") relating to the acquisition on June 28, 1999 of Monterey Carpets, Inc. (the "Monterey Acquisition"). Pursuant to the instructions to Item 7 of Form 8-K, the Registrant is filing this Amendment (not later than 60 days after the date that the Initial Report was required to be filed) in order to include the financial statements and pro forma financial information required with respect to Monterey Carpets, Inc. Pursuant to Rule 12b-15 of the SEC Rules, the complete text of
Item 7, as amended, is set forth herein.


ITEM 7.    FINANCIAL STATEMENTS AND EXHIBITS

(a)    Financial statements of businesses acquired

        Report of Independent Public Accountants.........................................   3

        Consolidated Balance Sheets as of July 25, 1998 and June 26, 1999................   4

        Consolidated Statements of Operations for the Year Ended July 25,
        1998 and the Eleven Months Ended
        June 26, 1999....................................................................   6

        Consolidated Statements of Changes in Stockholders' Equity for
        the Year Ended July 25, 1998 and the
        Eleven Months Ended June 26, 1999................................................   7

        Consolidated Statements of Cash Flows for the Year Ended July 25,
        1998 and the Eleven Months Ended
        June 26, 1999....................................................................   8

        Notes to Consolidated Financial Statements.......................................   9

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                    ----------------------------------------


To the Board of Directors of Monterey Carpets, Inc.:

We have audited the accompanying consolidated balance sheets of MONTEREY CARPETS, INC. (a Delaware Corporation) and subsidiary as of July 25, 1998 and June 26, 1999 and the related consolidated statements of operations, shareholders' equity and cash flows for the year and eleven-month period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Chroma Systems Partners, the investment in which is reflected in the accompanying consolidated financial statements using the equity method of accounting. The investment in Chroma Systems Partners represents 9 percent of total assets and the equity in its net income represents 29 percent and 26 percent of pre-tax net income as of the year ended July 25, 1998 and for the eleven-month period ended June 26, 1999, respectively. The statements of Chroma Systems Partners were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to the amounts included for Chroma Systems Partners, is based on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Monterey Carpets, Inc. and subsidiary as of July 25, 1998 and June 26, 1999, and the results of their operations and their cash flows for the year and for the eleven-month period then ended in conformity with generally accepted accounting principles.



                                                        ARTHUR ANDERSEN LLP


Orange County, California
September 10, 1999

                     MONTEREY CARPETS, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                     AS OF JULY 25, 1998 AND JUNE 26, 1999
                                 (In thousands)

                                                                  July 26,           June 26,
                                                                    1998               1999
                                                                -----------        -----------
                      ASSETS

CURRENT ASSETS:
 Cash........................................................    $     406          $       1
 Due From Factor.............................................        4,109              6,192
 Accounts Receivable, Less Allowance For Doubtful Accounts
  of $14 and $11, respectively...............................          650                502
 Inventories.................................................        4,285              6,192
 Prepaid Expenses And Other Current Assets...................          104                207
 Deferred Income Taxes.......................................          731                799
                                                                -----------        -----------
  Total Current Assets.......................................       10,285             13,893
                                                                -----------        -----------
EQUITY INVESTMENT IN CHROMA SYSTEMS PARTNERS.................        1,323              1,793

PROPERTY AND EQUIPMENT, NET OF ACCUMULATED
 DEPRECIATION AND AMORTIZATION...............................        3,237              3,356

DEFERRED INCOME TAXES........................................          182                 85
                                                                -----------       ------------
                                                                 $  15,027         $   19,127
                                                                ===========       ============

   The accompanying notes are an integral part of these consolidated balance sheets.

                     MONTEREY CARPETS, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                     AS OF JULY 25, 1998 AND JUNE 26, 1999
                      (In thousands, except share amounts)

                                                             July 25,        June 26,
                                                               1998            1999
                                                           ------------    ------------
               LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
 Notes Payable, Current Portion.........................    $      586      $      372
 Accounts Payable.......................................         2,132           2,054
 Due To Related Party...................................           233             272
 Accrued Liabilities....................................         2,076           2,848
                                                           ------------    ------------
  Total Current Liabilities.............................         5,027           5,546
                                                           ------------    ------------

NOTES PAYABLE, NET OF CURRENT PORTION...................           396              41
                                                           ------------    ------------
  Total Liabilities.....................................         5,423           5,587
                                                           ------------    ------------

COMMITMENTS AND CONTINGENCIES...........................

STOCKHOLDERS' EQUITY:
 Preferred Stock, Series A, $.01 Par Value;
  205,000 Shares Authorized, Issued, And
  Outstanding; Stated At Cost, $3.9 And $4.1
  Million Aggregate Liquidation Value As Of
  July 25, 1998 And June 26, 1999, Respectively.........         2,050           2,050
 Common Stock, $.01 Par Value; 1,000,000 Shares
  Authorized, 352,900 And 601,514 Shares
  Issued  And Outstanding As Of July 25, 1998
  And June 26, 1999, Respectively.......................             4               6
 Additional Paid-In Capital.............................           628           1,127
 Retained Earnings......................................         6,940          10,625
 Notes Receivable For Shares Sold.......................            --            (250)
 Treasury Stock, At Cost - 6,736 Shares.................           (18)            (18)
                                                           ------------    ------------
                                                                 9,604          13,540
                                                           ------------    ------------
                                                            $   15,027      $   19,127
                                                           ============    ============

   The accompanying notes are an integral part of these consolidated balance sheets.

                     MONTEREY CARPETS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                       FOR THE YEAR ENDED JULY 25, 1998
                   AND THE ELEVEN MONTHS ENDED JUNE 26, 1999
                                (In thousands)


                                                                                      July 25,                    June 26,
                                                                                       1998                        1999
                                                                              -----------------------      ----------------------
NET SALES.......................................................              $                41,108      $               46,718

COST OF SALES...................................................                               26,651                      29,451
                                                                              -----------------------      ----------------------
GROSS PROFIT....................................................                               14,457                      17,267

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES....................                               10,710                      12,582
                                                                              -----------------------      ----------------------
INCOME FROM OPERATIONS..........................................                                3,747                       4,685

EQUITY IN EARNINGS OF CHROMA SYSTEMS PARTNERS
   OPERATIONS...................................................                                1,477                       1,645
                                                                              -----------------------      ----------------------

INCOME FROM OPERATIONS AND EQUITY IN EARNINGS
   OF CHROMA SYSTEMS PARTNERS OPERATIONS........................                                5,224                       6,330

OTHER (INCOME) EXPENSE:
   Net Interest Expense.........................................                                  138                          60
   Other (Income) Expense.......................................                                  (18)                          6
                                                                              -----------------------      ----------------------
      Total Other Expense.......................................                                  120                          66
                                                                              -----------------------      ----------------------

INCOME BEFORE PROVISION FOR INCOME TAXES........................                                5,104                       6,264
PROVISION FOR INCOME TAXES......................................                                2,115                       2,579
                                                                              -----------------------      ----------------------
NET INCOME......................................................              $                 2,989      $                3,685
                                                                              =======================      ======================

  The accompanying notes are an integral part of these consolidated financial statements.

                     MONTEREY CARPETS, INC. AND SUBSIDIARY

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

  FOR THE YEAR ENDED JULY 25, 1998 AND THE ELEVEN MONTHS ENDED JUNE 26, 1999
                     (In thousands, except share amounts)


                                      PREFERRED STOCK                               ADDITIONAL
                                         A SERIES             COMMON STOCK           PAID IN           RETAINED
                                   -------------------    --------------------
                                     SHARES   AMOUNT        SHARES     AMOUNT        CAPITAL           EARNINGS
                                   -------------------    --------------------     -------------      ----------

BALANCE, JULY 26, 1997.......        205,000   $ 2,050      325,918    $     4     $         559      $    3,951

Issuance of Common Stock
   Upon Exercise of Stock
   Options...................             --        --       26,982         --                69              --

Net Income...................             --        --           --         --                --           2,989
                                   -------------------    --------------------     -------------      ----------
BALANCE, JULY 25, 1998.......        205,000     2,050      352,900          4               628           6,940
                                   -------------------    --------------------     -------------      ----------

Issuance of Common Stock
   Upon Exercise of Stock
   Options And Warrants......             --        --      248,614          2               499              --

Net Income...................             --        --           --         --                --           3,685
                                   -------------------    --------------------     -------------      ----------
Balance, June 26, 1999.......        205,000   $ 2,050      601,514    $     6     $       1,127      $   10,625
                                   ===================    ====================     =============      ==========


                                         NOTES
                                       RECEIVABLE
                                          FOR               TREASURY STOCK
                                                        -----------------------
                                      SHARES SOLD         SHARES       AMOUNT              TOTAL
                                     -------------      -----------------------       --------------

BALANCE, JULY 26, 1997.......        $          --        6,736         $   (18)      $        6,546

Issuance of Common Stock
   Upon Exercise of Stock
   Options...................                   --           --              --                   69

Net Income...................                   --           --              --                2,989
                                   ---------------        ---------------------       --------------
BALANCE, JULY 25, 1998.......                   --        6,736             (18)               9,604
                                   ---------------        ---------------------       --------------

Issuance of Common Stock
   Upon Exercise of Stock
   Options And Warrants......                 (250)          --              --                  251

Net Income...................                   --           --              --                3,685
                                     -------------      -----------------------      ---------------
Balance, June 26, 1999.......        $        (250)       6,736         $   (18)     $        13,540
                                     =============      =======================      ===============

 The accompanying notes are an integral part of these consolidated financial statements.

                     MONTEREY CARPETS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                       FOR THE YEAR ENDED JULY 25, 1998
                   AND THE ELEVEN MONTHS ENDED JUNE 26, 1999
                                (In thousands)


                                                                     July 25,             June 26,
                                                                       1998                 1999
                                                                   ------------         ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income.....................................................    $     2,989          $     3,685
Adjustments To Reconcile Net Income To Net Cash
  Provided By Operating Activities:
  Depreciation And Amortization................................            660                  945
  Loss on Sale of Fixed Assets.................................              -                    6
  Equity In Earnings Of Chroma Systems Partners................         (1,477)              (1,645)
  Increase/Decrease In Assets And Liabilities:
    Due From Factor............................................           (561)              (2,083)
    Accounts Receivable........................................           (438)                 148
    Inventories................................................           (659)              (1,907)
    Prepaid Expenses And Other Current Assets..................             21                 (103)
    Deferred Income Taxes......................................           (392)                  29
    Accounts Payable...........................................            (68)                 (78)
    Due To Related Party.......................................            122                   39
    Accrued Liabilities........................................            974                  772
                                                                   -----------          -----------
      Net Cash Provided By (Used In) Operating Activities......          1,171                 (192)
                                                                   -----------          -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases Of Equipment.........................................         (1,949)              (1,085)
Proceeds from Sale of Fixed Assets.............................              -                   15
Distributions From Chroma Systems Partners.....................          1,492                1,175
                                                                   -----------          -----------
      Net Cash (Used In) Provided By Investing Activities......           (457)                 105
                                                                   -----------          -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal Payments Under Notes Payable.........................           (378)                (569)
Proceeds From Exercise Of Stock Options And Warrants...........             69                  251
                                                                   -----------          -----------
      Net Cash Used In Financing Activities....................           (309)                (318)
                                                                   -----------          -----------

NET INCREASE (DECREASE) IN CASH................................            405                 (405)
CASH, BEGINNING OF YEAR........................................              1                  406
                                                                   -----------         ------------
CASH, END OF YEAR..............................................    $       406         $          1
                                                                   -----------         ------------


SUPPLEMENTAL DISCLOSURES OF CASH FLOW
INFORMATION:
    Income Taxes Paid..........................................    $     2,301         $      1,850
    Interest Paid..............................................            137                   85

  The accompanying notes are an integral part of these consolidated financial statements.

                     MONTEREY CARPETS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 June 26, 1999


1.   COMPANY
     -------

     Monterey Carpets, Inc. (the "Company"), a Delaware corporation, is engaged in the manufacture of commercial carpeting and sells to flooring contractors and carpet end-users. The Company's subsidiary, Monterey Color Systems, Inc. holds a one-third interest in a general partnership, Chroma Systems Partners, which operates a dye house that provides carpet dyeing and finishing services to Monterey and other carpet manufacturers.

     Effective June 4, 1999, the Company entered into a merger agreement (the "Merger") with a wholly owned subsidiary of Collins & Aikman Floorcoverings, Inc ("Floorcoverings"). The consideration of $50.0 million is subject to adjustment based on the Company's level of net working capital as of the closing date of the agreement (see Note 15).


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     ------------------------------------------

     a.  Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Monterey Color Systems, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

     b.  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     c.  Inventories

     Inventories are stated at the lower of cost (first-in, first-out) or market.

     d.  Property and Equipment

     Property and equipment are stated at cost. Depreciation and amortization are provided using the straight-line method over estimated useful lives of the assets, ranging from three to eight years. Leasehold improvements are amortized using the straight-line method over the shorter of their estimated useful lives or the term of the related lease.

     e.  Investment in Chroma Systems Partners

     The Company's one-third share in Chroma Systems Partners ("Chroma") is reflected at the aggregate of the investment cost and the Company's share in Chroma's earnings since its inception. Distributions received are recorded as a reduction of the investment balance.

     f.  Income Taxes

     Deferred income taxes are provided for temporary differences between the accounting for financial statement purposes and the accounting for income tax purposes. Deferred income taxes represent amounts that will be paid or received in future periods based on enacted tax rates that are expected to be in effect when temporary differences reverse.

     g.  Fiscal Year

     The Company has adopted a fiscal year ending on the closest Saturday to July 31. Fiscal 1998 included 52 weeks and ended on July 25.

     Due to the effective date of the Merger discussed in Notes 1 and 15, these financial statements have been prepared as of the end of the Company's fiscal period ended June 26, 1999. This period, referred to herein as fiscal 1999, included 48 weeks.

     h.  Revenue Recognition

     Revenues are recognized as products are shipped. The Company provides for anticipated costs of warranty in the period in which revenues are recognized.


3.   DUE FROM FACTOR
     ---------------

     Substantially all of the Company's receivables are factored primarily on a nonrecourse basis with respect to collection of approved accounts. For nonfactored receivables, the Company performs ongoing credit evaluations and maintains reserves for potential losses.

     In March 1995, the Company entered into a credit and factoring agreement with a commercial bank. The bank provides ongoing cash advances limited to 90 percent of eligible accounts receivable sold to the bank on a factoring basis. The agreement may be terminated by the Company or the bank with a 30 day written notice. Advances are subject to interest computed at the bank's prime rate (7.8 percent at June 26, 1999) less 0.5 percent. The Company pays service charges of
0.45 or 0.55 percent of factored receivables, based on the creditworthiness of the customer. The Company's credit and factoring agreement provides for receipt of funds utilizing an Average Due Date computation wherein the Company receives the net invoice amount of the previous month's shipments on an adjusted dollar-weighted average maturity date. Any advances taken on the Due From Factor balance under the credit facility during the period are offset against the subsequent proceeds received from the bank under the factoring facility. At July 25, 1998 and June 26, 1999, factored receivables included approximately $113,000 and $44,000, respectively, of receivables factored with recourse. Due from factor balance represents receivables assigned to the bank.

     Total monies received from the factor aggregated $35.8 million and $41.0 million for fiscal 1998 and 1999, respectively.


4.   INVENTORIES
     -----------

     Inventories consist of the following (in thousands):

                                          July 25,         June 26,
                                            1998             1999
                                        ------------     ------------
     Finished Products............       $    2,083       $    2,941
     Work In Process..............            1,023            1,637
     Raw Materials................            1,179            1,614
                                        ------------     ------------
                                         $    4,285       $    6,192
                                        ============     ============

5.   PROPERTY AND EQUIPMENT
     ----------------------

     Property and equipment consists of the following (in thousands):

                                                   July 25,          June 26,
                                                     1998              1999
                                                  ----------        ----------
      Equipment...............................    $    6,469        $    7,490
      Leasehold Improvements..................           631               637
                                                  ----------        ----------
                                                       7,100             8,127

      Less - Accumulated Depreciation And
             Amortization.....................        (3,863)           (4,771)
                                                  ----------        ----------
                                                  $    3,237        $    3,356
                                                  ==========        ==========


6.   ACCRUED LIABILITIES
     -------------------

     Accrued liabilities are summarized below (in thousands):

                                                   July 25,          June 26,
                                                     1998              1999
                                                  ----------        ----------
      Accrued Taxes...........................    $      832        $    1,648
      Accrued Salaries And Wages..............           460               622
      Accrued Warranty Reserve................           211               241
      Customer Deposits.......................           201               156
      Other...................................           372               181
                                                  ----------        ----------
                                                  $    2,076        $    2,848
                                                  ==========        ==========



7.   EQUITY INVESTMENT
     -----------------

     On May 25, 1989, the Company acquired the operations and equipment of a carpet dyeing and finishing plant and operated the business under the name of South Coast Dyeing and Finishing ("South Coast"). Effective January 4, 1993, the Company sold certain assets and the operations of South Coast and assigned certain term note obligations to Chroma. The other Chroma partners are carpet manufacturers who have provided additional business volume thus allowing it to operate profitably. In accordance with Chroma's partnership agreement, Chroma's net income is allocated equally among its three partners.

     Summarized balance sheet information of Chroma is as follows (in thousands):

                                                                                July 25,                       June 26,
                                                                                  1998                           1999
                                                                               (Unaudited)                   (Unaudited)
                                                                       --------------------------      ------------------------
     Current Assets...............................................     $                    1,652      $                  2,112
     Noncurrent Assets............................................                          7,457                         8,346
                                                                       --------------------------      ------------------------
        Total Assets..............................................                          9,109                        10,458
                                                                       --------------------------      ------------------------

     Current Liabilities..........................................                          1,184                         1,255
     Noncurrent Liabilities.......................................                          3,940                         3,806
                                                                       --------------------------      ------------------------
        Total Liabilities.........................................                          5,124                         5,061
                                                                       --------------------------      ------------------------

     Net Assets...................................................     $                    3,985      $                  5,397
                                                                       ==========================      ========================

     The fiscal year of Chroma ends on December 31. Accordingly, the audited financial statements of Chroma are for the years ended December 31. The following summarizes the income statements of Chroma for the year ended July 25, 1998 and the eleven months ended June 26, 1999 (in thousands):

                                     YEAR ENDED JULY 25, 1998             ELEVEN MONTHS ENDED JUNE 26, 1999
                            ---------------------------------------    --------------------------------------
                               JULY 27         JANUARY 1 -                JULY 26       JANUARY 1 -
                             DECEMBER 31,       JULY  25,               DECEMBER 31,     JUNE 26,
                                1997             1998         TOTAL         1998           1999       TOTAL
                            ------------     ------------    -------    -----------    ------------  -------
Net Sales......                6,904             9,772       16,676        7,799           9,909       17,708
Net Income.....                1,862             2,569        4,431        2,130           2,806        4,936

8.   NOTES PAYABLE
     -------------

     Notes payable consist of the following (in thousands):

                                                                                July 25,                       June 26,
                                                                                  1998                           1999
                                                                          ------------------           ---------------------
     Subordinated note payable to shareholder,
     payable in monthly principal payments of $34
     commencing January 1, 1997 through December
     1, 1998, payable in monthly payments of $34 plus
     interest at 9 percent commencing January 1, 1999,  maturing
     December 1, 1999, net of
     discount of $21 and $0 at July 25, 1998 and
     June 26, 1999, respectively.....................................        $         550                 $          168


     Note payable to a bank bearing interest at the
     bank's prime rate (7.8 percent as of June 26,
     1999) less 0.5 percent, payable in monthly
     installments of $17 plus interest, originally
     maturing June 2002, secured by certain
     equipment.......................................................                  432                            245
                                                                          ------------------           ---------------------

     Total...........................................................                  982                            413
     Less - current portion..........................................                 (586)                          (372)
                                                                          ------------------           ---------------------
                                                                             $         396                 $           41
                                                                          ==================           =====================

     On the effective date of the Merger (see Note 15), all outstanding debt of the Company was repaid by Floorcoverings. Accordingly, subsequent to the effective date of the Merger, the Company has no future principal payments.


9.   INCOME TAXES
     ------------

     The tax effects of significant items comprising the Company's net deferred income tax assets at July 25, 1998 and June 26, 1999 are as follows (in thousands):

                                                                                   July 25,                      June 26,
                                                                                     1998                          1999
                                                                            -----------------------      ------------------------
     Current Deferred Income Tax Assets:
        Allowance for doubtful accounts................................       $                  99        $                    5
        Vacation accrual...............................................                          21                            25
        Inventory reserve..............................................                         196                           339
        Capitalized inventory costs....................................                         123                           101
        Accrued taxes..................................................                         327                           327
        Other items....................................................                         (35)                            2
                                                                            -----------------------      ------------------------
           Total current deferred income tax assets....................                         731                           799
                                                                            -----------------------      ------------------------

     Long-Term Deferred Income Tax Assets:
        Fixed assets - basis...........................................                          58                            58
        Depreciation and amortization..................................                         124                            27
                                                                            -----------------------      ------------------------
        Long-term portion of net deferred income
           tax assets..................................................                         182                            85
                                                                            -----------------------      ------------------------
     Net Deferred Income Tax Assets....................................       $                 913        $                  884
                                                                            =======================      ========================

     The tax provision (benefit) for fiscal 1998 and 1999 consist of the following (in thousands):

                                                                                        FISCAL PERIOD ENDED
                                                                       -----------------------------------------------------
                                                                              July 25,                      June 26,
                                                                                1998                          1999
                                                                       -----------------------      ------------------------
Current Tax Expense:
   Federal........................................................        $              1,810         $               1,956
   State..........................................................                         495                           594
                                                                       -----------------------      ------------------------
      Total current income tax expense............................                       2,305                         2,550

Deferred Tax (Benefit) Expense:
   Federal........................................................                        (147)                          (10)
   State, net.....................................................                         (43)                           39
                                                                       -----------------------      ------------------------
      Total deferred income tax (benefit) expense.................                        (190)                           29

                                                                       -----------------------      ------------------------
      Total income tax expense....................................       $               2,115        $                2,579
                                                                       =======================      ========================

     The difference between the effective income tax rate for fiscal 1998 and 1999 and the statutory federal tax rate of 34 percent is primarily due to state income taxes net of federal benefit.

10.  PREFERRED STOCK
     ---------------

Redemption Features

     The Company may redeem at its option, all, or any portion thereof, preferred stock of Series A shares, at $10 per share plus accumulated unpaid and/or undeclared dividends.

Voting Rights
-------------

     Holders of shares of Series A preferred stock have no voting rights.

Dividends

     Each share of Series A preferred stock entitles its holder to a 10 percent cumulative dividend per year. The cumulative dividend becomes due and payable upon redemption of the related share or dissolution, consolidation, merger, sale, or disposition of more than 50 percent of the Company's voting power, whichever occurs earlier. Cumulative dividends of $1.8 million and $2.0 million on the Series A preferred stock have not been declared nor accrued as of July 25, 1998 and June 26, 1999, respectively.

Other Restrictions, Limitations and Liquidating Priorities

     So long as any shares of Series A preferred stock remain outstanding or any accumulated dividends remain unpaid, Monterey has agreed not to redeem, purchase, or otherwise acquire any shares of common stock, except as noted in the certificate of incorporation, or pay any related dividends.


11.  COMMON STOCK
     ------------

Options to Purchase Common Stock

     In August 1993, Monterey adopted the Incentive Stock Option and Nonqualified Stock Option Plan - 1993 (the 1993 Plan) to replace a previously existing plan. Incentive stock options under the 1993 plan were issued at an option price of not less than the fair market value of the shares at the date of grant (or not less than 110 percent of the fair market value in the case of options granted to an individual owning 10 percent or more of the total outstanding stock). Incentive stock options granted to an individual owning less than 10 percent of the total outstanding stock could have been granted for a period up to 10 years from the date of grant. Incentive stock options granted to an individual owning up to 10 percent or more of the total outstanding stock could have been granted for a period up to 5 years from the date of grant.

     Nonqualified stock options and rights to purchase restricted stock were issuable at an option price of not less than the fair market value of the shares at the date of grant. Nonqualified stock options could have been granted for a period of up to 10 years from date of grant. At July 25, 1998, 5,012 such options or rights had been granted and were outstanding.

     As of June 26, 1999, all options have been exercised. A summary of option plan activity follows:

                                                                                                               WEIGHTED
                                                                                                               AVERAGE
                                                                                                               EXERCISE
                                                                                        SHARES                  PRICE
                                                                                 -----------------      -----------------------
     Exercisable And Outstanding At July 25, 1998...........................                46,938        $                3.67
        Vested..............................................................                35,766                         4.55
        Exercised...........................................................               (82,704)                        4.05
                                                                                 -----------------      -----------------------
     Exercisable And Outstanding At June 26, 1999...........................                    --        $                  --
                                                                                 =================      =======================

     In the exercising of some of the options during fiscal 1999, notes receivable were issued to the Company by certain shareholders. At June 26, 1999, the outstanding principal balances of these notes amounted to approximately $250,000 which is included as a component of stockholders' equity in the accompanying consolidated balance sheet. These notes were satisfied in full commensurate with the consummation of the Merger (See Note 15).

Warrants to Purchase Common Stock

     During fiscal year 1989 through fiscal year 1991, Monterey granted certain shareholders and their affiliates warrants to purchase 165,810 shares of common stock at $1 per share. The warrants were exercisable for up to 10 years expiring on various dates through 1999, and were subject to antidilutive provisions. In October 1998, all the outstanding warrants were exercised.


12.  EMPLOYEE BENEFIT PLAN
     ---------------------

     The Company sponsors a defined contribution plan (the Plan) under which employees who have completed one year of service are eligible to participate. The Plan is intended to meet the qualifications of Internal Revenue Code Sections 401(a) and 401(k). Company contributions are determined annually by the Board of Directors. Vesting in Company contributions is at a rate of 20 percent per year beginning after the second year of participation in the Plan. The Company's contribution to the Plan was approximately $87,000 and $131,000 during fiscal 1998 and 1999, respectively.


13.  CONCENTRATION OF CREDIT RISK - MAJOR SUPPLIERS
     ----------------------------------------------

     During fiscal 1998 and 1999, the Company had significant purchases from four major suppliers, who individually represent 10 percent or more of total purchases, approximating $17.3 million and $22.5 million, respectively. Amounts payable to these suppliers at July 25, 1998 and June 26, 1999 approximated $747,000 and $897,000, respectively.


14.  COMMITMENTS AND CONTINGENCIES
     -----------------------------

Lease Commitments

     Monterey is obligated under various leases for manufacturing facilities, office space, machinery and equipment.

     At June 26, 1999 future minimum lease payments under operating leases are as follows (in thousands):

                        Fiscal
                      Year Ending:
                     --------------
                          2000                        $      1,143
                          2001                               1,112
                          2002                               1,053
                          2003                                 654
                          2004                                 654
                                                      ------------
                                                      $      4,616
                                                      ============

     Certain lease agreements are subject to escalation clauses. Total rent expense for fiscal 1998 and 1999 was approximately $396,000 and $433,000, respectively.

Commitments With Chroma

     Concurrent with the sale of South Coast's assets to Chroma in January 1993 (Note 7), the Company and Chroma agreed to the following:

     . The Company and the other two Chroma partners are obligated to purchase carpet dyeing and finishing services exclusively from Chroma. These purchases can be cancelled by any or all of the Chroma partners with a one year cancellation notice. Chroma's charges for such services are expected to equal prevailing market prices for comparable services. Chroma charged the Company $5.2 million and $5.9 million for carpet dyeing and finishing services for fiscal 1998 and 1999, respectively. Chroma has received a cancellation notice from one of its partners. Effective March 1, 2000, the Company and the other remaining partner in Chroma will each hold a one-half interest in the general partnership.

     . The Company will provide Chroma certain executive management and operational services at cost. During fiscal 1998 and 1999, the Company charged Chroma approximately $288,000 and $224,000, respectively, for such services.

     . Chroma will provide the Company certain maintenance and utility services at cost. During fiscal 1998 and 1999, Chroma charged the Company approximately $106,000 and $97,000, respectively, for such services.

Litigation

     The Company is involved in various claims arising in the ordinary course of business. None of these claims, in the opinion of management, is expected to have a material adverse impact on the financial position, cash flows or overall results of the Company's operations.

Environmental

     The Company is subject to federal, state and local laws and regulations concerning the environment. At June 26, 1999, management concluded that no environmental reserves were required. In the opinion of the Company's management, based on the facts presently known to it, the ultimate outcome of any environmental matters is not expected to have a material adverse effect on the Company's consolidated financial condition or results of operations.


15.  SUBSEQUENT EVENT
     ----------------

     As discussed in Note 1, on June 28, 1999, pursuant to an agreement and plan of merger, dated June 4, 1999, Floorcoverings, through its wholly owned subsidiary, Monterey Merger Company, Inc. ("Merger Sub"), acquired all the outstanding capital stock and redeemed the preferred stock at the stated liquidation preference of the company for total consideration of $50.0 million, subject to a working capital adjustment. Simultaneous with the consummation of the Merger, Merger Sub was merged with and into the Company with the Company as the surviving corporation in the merger. In addition, all outstanding indebtedness of the Company was extinguished by Floorcoverings commensurate with the Merger.

(b)  Pro Forma Financial Information

     UNAUDITED PRO FORMA FINANCIAL DATA

     The following Unaudited Pro Forma Consolidated Balance Sheet as of May 1, 1999 was prepared as if the Monterey Acquisition had occurred on such date. The following Unaudited Pro Forma Consolidated Statements of Operations give effect to the Monterey Acquisition as if it had occurred at the beginning of each respective period. The Unaudited Pro Forma Consolidated Statements do not purport to represent what the Company's results of operations actually would have been if the transaction had occurred as of such dates or what such results will be for any future periods.

     The Unaudited Pro Forma Consolidated Balance Sheet reflects the preliminary allocation of the purchase price to Monterey's assets and liabilities. The final allocation of such purchase price, and the resulting depreciation and amortization expense in the accompanying Unaudited Pro Forma Consolidated Statements of Operations, will differ from the preliminary estimates primarily due to the final allocation being based on actual closing date amounts of assets and liabilities.

     The unaudited pro forma financial data is based on the historical financial statements of the Company and Monterey and the assumptions and adjustments described in the accompanying notes. The Company believes that such assumptions are reasonable. The unaudited pro forma financial data should be read in conjunction with the Consolidated Financial Statements of the Company included in the Company's Form 10-K for the year ended January 30, 1999 and the consolidated financial statements of Monterey for the year ended July 25, 1998 and for the eleven months ended June 26, 1999 and the accompanying notes thereto appearing elsewhere in this Form 8-K/A.

                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               AS OF MAY 1, 1999
                            (Dollars in thousands)

                                                  COLLINS &
                                                    AIKMAN              MONTEREY
                                                FLOORCOVERINGS          CARPETS          ACQUISITION         CONSOLIDATED
                                                 (HISTORICAL)        (HISTORICAL)        ADJUSTMENTS             TOTAL
                                               ----------------     --------------      -------------       ---------------
                   ASSETS
CURRENT ASSETS:
   Cash And Cash Equivalents...............     $         820        $          1        $     (308)  (a)    $         513
   Due From Factor.........................                --               5,106                --                  5,106
   Accounts Receivable, Net................            24,075                 425                --                 24,500
   Inventories.............................            25,118               6,188                --                 31,306
   Deferred Tax Assets.....................             1,181                 731                --                  1,912
   Prepaid Expenses And Other..............               689                 230                --                    919
                                               --------------       -------------       -----------         --------------
     Total Current Assets..................            51,883              12,681              (308)                64,256

PROPERTY, PLANT AND EQUIPMENT, NET.........            39,625               3,447                --                 43,072
GOODWILL AND OTHER INTANGIBLE ASSETS.......           121,703                  --            37,704   (b)          159,407
DEFERRED TAX ASSETS........................                --                 182              (182)  (c)               --
EQUITY INVESTMENT IN CHROMA SYSTEMS
 PARTNERS..................................                --               1,652                --                  1,652
OTHER ASSETS...............................             6,781                  --               300   (d)            7,081
                                               --------------       -------------       -----------         --------------
                                                $     219,992        $     17,962        $   37,514          $     275,468
                                               ==============       =============       ===========         ==============

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts Payable..........................     $      12,762        $      2,459        $       --          $      15,221
 Accrued Expenses..........................            10,068               2,199                --                 12,267
 Current Portion Of Long Term Debt.........               160                 473              (473)  (e)              160
                                                -------------       -------------       -----------         --------------
  Total Current Liabilities................            22,990               5,131              (473)                27,648

LONG-TERM DEBT.............................           130,286                  75            50,925   (f)          181,286
DEFERRED TAX LIABILITIES...................             1,525                  --              (182)  (c)            1,343
OTHER, INCLUDING POST-RETIREMENT BENEFIT
 OBLIGATION................................             4,041                  --                --                  4,041
MINORITY INTEREST..........................               158                  --                --                    158

COMMITMENTS AND CONTINGENCIES..............

STOCKHOLDERS' EQUITY:
 Common Stock............................                  --                   5                (5)  (g)               --
 Series A Preferred Stock................                  --               2,050            (2,050)  (g)               --
 Additional Paid-In Capital..............              51,576                 878              (878)  (g)           51,576
 Retained Earnings.......................               9,486               9,841            (9,841)  (g)            9,486
 Treasury Stock..........................                  --                 (18)               18   (g)               --
 Accumulated Other Comprehensive Income..                 (70)                 --                --                    (70)
                                                -------------       -------------       -----------         --------------
                                                       60,992              12,756           (12,756)                60,992
                                                -------------       -------------       -----------         --------------
                                                 $    219,992        $     17,962        $   37,514          $     275,468
                                                =============       =============       ===========         ==============

      The accompanying notes are an integral part of this unaudited pro forma consolidated balance sheet.

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                            (Dollars in thousands)


The Pro Forma Consolidated Balance Sheet reflects the Monterey Acquisition as if it had occurred as of May 1, 1999.

(a) Reflects cash, net of debt incurred and amounts paid to former shareholders of Monterey, fees paid for the Monterey Acquisition, repayment of Monterey's existing debt, and fees for the amendment to the Company's credit facility.

(b) The Monterey Acquisition was accounted for using the purchase method of accounting. The total purchase cost was allocated, first to assets and liabilities based upon their respective fair values, with the remainder allocated to goodwill. The allocation of the purchase price is based on estimated fair value of the assets and liabilities of Monterey. Management's preliminary allocation may differ from the final allocation.

     Purchase price is as follows:
     Consideration to former Monterey Shareholders..............   $   50,000
     Acquisition expenses.......................................          460
                                                                   ----------
                                                                       50,460

     Net fair value of assets acquired..........................       12,756
                                                                   ----------

     Goodwill...................................................   $   37,704
                                                                   ==========

(c) Reflects reclassification of Monterey's deferred tax assets to the consolidated position of the Company's deferred tax assets and liabilities.

(d)  Reflects the capitalization of $300 in debt financing costs.

(e)  Reflects the repayment of Monterey's outstanding debt.

(f) Reflects proceeds of borrowing under the Company's amended credit facility less the repayment of existing Monterey debt of $75.

(g)  Reflects elimination of historical equity balances.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                       FOR THE QUARTER ENDED MAY 1, 1999
                            (Dollars in thousands)

                                           COLLINS &
                                             AIKMAN             MONTEREY
                                         FLOORCOVERINGS         CARPETS       ACQUISITION          CONSOLIDATED
                                          (HISTORICAL)       (HISTORICAL)     ADJUSTMENTS              TOTAL
                                        ----------------    --------------   -------------        --------------
NET SALES............................     $       39,179      $     13,191     $        --          $     52,370
COST OF GOODS SOLD...................             23,079             8,250              --                31,329
                                        ----------------    --------------   -------------        --------------
GROSS PROFIT.........................             16,100             4,941              --                21,041

SELLING, GENERAL AND ADMINISTRATIVE
   EXPENSES..........................             11,667             3,483             489  (a)           15,639
                                        ----------------    --------------   -------------        --------------

OPERATING INCOME.....................              4,433             1,458            (489)                5,402

INCOME FROM CHROMA INVESTMENT........                 --               449              --                   449
NET INTEREST EXPENSE.................              3,397                12             869  (b)            4,278
                                        ----------------    --------------   -------------        --------------

INCOME BEFORE INCOME TAXES...........              1,036             1,895          (1,358)                1,573

INCOME TAX EXPENSE...................                389               773            (339) (c)              823
MINORITY INTEREST....................                  5                --              --                     5
                                        ----------------    --------------   -------------        --------------

NET INCOME...........................     $          642      $      1,122     $    (1,019)         $        745
                                        ================     =============   =============        ==============

OTHER DATA:
   EBITDA  (d).......................     $        7,629      $      2,159     $        --          $      9,788
                                       =================     =============   =============        ==============

    The accompanying notes are an integral part of this unaudited pro forma consolidated statement of operations.

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                            (Dollars in thousands)


The Pro Forma Consolidated Statement of Operations reflects the Monterey Acquisition as if it occurred on January 31, 1999.

(a) Reflects amortization of the Goodwill from the Monterey Acquisition over 20 years.

(b)  Reflects the following:

     Interest expense on the additional debt incurred under the Company's
       amended credit facility at 7.0%.............................................   $      893
     Reduction of unused commitment fees...........................................          (13)
                                                                                      ----------
       Total cash interest expense.................................................          880
     Amortization of deferred financing costs......................................           14
                                                                                      ----------
       Total additional interest expense...........................................          894
     Elimination of interest expense on Monterey's existing debt...................          (25)
                                                                                      ----------
       Total interest expense adjustment...........................................   $      869
                                                                                      ==========

(c)  Reflects adjustment for tax effect of pro forma adjustments.

(d) EBITDA represents earnings before deductions for interest expense, income tax expense, depreciation and amortization. Because of certain of these adjustments, the measure presented may not be comparable to similarly titled measures reported by other companies. The Company understands that certain investors believe EBITDA reflects a company's ability to satisfy principal and interest obligations with respect to its indebtedness and to utilize cash for other purposes. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations as determined by generally accepted accounting principles.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED JANUARY 30, 1999
                             (Dollars in thousands)



                                                     COLLINS &
                                                       AIKMAN                 MONTEREY
                                                    FLOORCOVERINGS            CARPETS       ACQUISITION        CONSOLIDATED
                                                     (HISTORICAL)           (HISTORICAL)    ADJUSTMENTS           TOTAL
                                                ------------------          -------------   ------------     ---------------
NET SALES....................................     $      175,662              $  46,777       $     --          $  222,439
COST OF GOODS SOLD...........................            103,739                 30,277             --             134,016
                                                ------------------          -------------   ------------     ---------------
GROSS PROFIT.................................             71,923                 16,500                             88,423

SELLING, GENERAL, AND ADMINISTRATIVE
   EXPENSES..................................             45,889                 12,609          2,111   (a)        60,609
                                                ------------------          -------------   ------------     ---------------

OPERATING INCOME.............................             26,034                  3,891         (2,111)             27,814

INCOME FROM CHROMA INVESTMENT................                 --                  1,621             --               1,621
NET INTEREST EXPENSE.........................             14,715                    105          3,456   (b)        18,276
                                                ------------------          -------------    -----------     ---------------

INCOME BEFORE INCOME TAXES...................             11,319                  5,407         (5,567)             11,159

INCOME TAX EXPENSE...........................              4,871                  2,238         (1,348)  (c)         5,761
MINORITY INTEREST............................                 10                     --             --                  10
                                                ------------------           ------------   ------------     ---------------
NET INCOME...................................     $        6,438              $   3,169       $  (4,219)        $    5,388
                                                ==================           ============   ============     ===============
 OTHER DATA:
   EBITDA (d)................................     $       39,268              $   6,353       $      --         $   45,621
                                                ==================           ============   ============     ===============



    The accompanying notes are an integral part of this unaudited pro forma consolidated statement of operations.

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                            (Dollars in thousands)


The Pro Forma Consolidated Statement of Operations reflects the Monterey Acquisition as if it occurred on February 1, 1998.

(a) Reflects amortization of the Goodwill from the Monterey Acquisition over 20 years.


(b)  Reflects the following:

     Interest expense on the additional debt incurred under the Company's
       amended credit facility at 7.0%...................................................     $  3,570
     Reduction of unused commitment fees.................................................          (50)
                                                                                            ------------
       Total interest expense............................................................        3,520
     Amortization of deferred financing costs............................................           55
                                                                                            ------------
       Total additional interest expense.................................................        3,575
     Elimination of interest expense on Monterey's existing debt.........................         (119)
                                                                                            ------------
       Total interest expense adjustment.................................................     $  3,456
                                                                                            ============

(c)  Reflects adjustment for tax effect of pro forma adjustments.

(d) EBITDA represents earnings before deductions for interest expense, income tax expense, depreciation and amortization. Because of certain of these adjustments, the measure presented may not be comparable to similarly titled measures reported by other companies. The Company understands that certain investors believe EBITDA reflects a company's ability to satisfy principal and interest obligations with respect to its indebtedness and to utilize cash for other purposes. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations as determined by generally accepted accounting principles.

(c)  The exhibits furnished in connection with this Report are as follows:

Exhibit
Number         Description
------         -----------

2.2 Agreement and Plan of Merger among Collins & Aikman Floorcoverings, Inc., Monterey Merger Company, Inc. and Monterey Carpets, Inc. dated June 4, 1999 is hereby incorporated by reference to Exhibit 2.2 of the Company's Current Report on Form 8-K dated June 28, 1999.

                                   SIGNATURES



     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: September 10, 1999
                                    COLLINS & AIKMAN FLOORCOVERINGS, INC.



                              By:   /s/  Darrel V. McCay
                              --------------------------------
                                    Darrel V. McCay
                                    Vice-President and Chief Financial Officer
                                    (Duly Authorized Officer and Principal
                                    Financial and Accounting Officer)